UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

TERRAPIN 3 ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 13, 2016, Terrapin 3 Acquisition Corporation, a Delaware corporation (the “Company”), convened and then adjourned, without conducting any business, its special meeting of stockholders (the “special meeting”) until Tuesday, July 19, 2016, at 10:00 a.m. Eastern Time, at which time the Company’s stockholders will vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission on June 10, 2016. At the special meeting, stockholders of the Company will be asked to vote on a proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional 150 days, from July 22, 2016 to December 19, 2016 (the “Extended Date”), provided that the Company has executed a definitive agreement for a business combination on or before July 22, 2016; and a proposal to amend (the “Trust Amendment”) the Company’s investment management trust agreement, dated July 16, 2014, by and between the Company and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the trust account established in connection with the Company’s initial public offering in the event the Company has not consummated a business combination by the Extended Date. The special meeting will still be held at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, New York 10166.

In connection with the adjournment of the special meeting, the Company is extending the deadline for holders of the Company’s Class A common stock to exercise their right to redeem their shares for their pro rata portion of the funds available in the Company’s trust account in connection with the Charter Amendment and the Trust Amendment to the close of business on July 15, 2016 (two business days before the special meeting).

Only holders of record of the Company’s common stock at the close of business on May 27, 2016 will be entitled to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.